EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 22, 2003, except for Note 17, which is as of October 20, 2003, relating to the financial statements and financial statement schedule, which appears in Pumatech, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2003.

/s/    PRICEWATERHOUSECOOPERS, LLP

San Jose, California

December 10, 2003